Nephros Provides Corporate Update
Thursday November 20, 2008

NEW YORK, NY--(PR NEWSWIRE)--November 20, 2008 -- Nephros, Inc. (AMEX:NEP - News), a medical device company developing and marketing filtration products for therapeutic applications, infection control, and water purification, today provided an update on its operations and strategy.

Recent Highlights and Events

•	Appointed James Scibetta Chairman of the Board of Directors
•	Appointed Ernest Elgin III President and CEO
•	Submitted 510k for Mid-Dilution Hemodiafiltration products
•	510k for DSU filters in Renal Clinics
•	Initial U.S. Sales of DSU filters for institutional infection control
•	Developed initial concepts for prototypes for Department of Defense project
•	Signed lease to relocate offices to River Edge, NJ
•	Received approval for New Jersey Business Employment Incentive Program (BEIP) grant
•	Reduced R&D personnel to redirect resources for sales and marketing

“Nephros has undergone major changes in its management structure and operational activities this year. We felt it was important to provide shareholders an overview of these changes and of our strategy for the future,” said Ernest A. Elgin, President and CEO of Nephros.

OLpur MD220 Dialyzers and H2H Hemodiafiltration Module

Nephros has submitted a 510k application to the FDA for approval to market its leading-edge hemodiafiltration (“HDF”) products for end-stage renal disease (ESRD) in the U.S. The application details Nephros’s OLpur MD220 diafilter and Nephros’s OLpur H2H Hemodiafiltration module. Nephros’s OLpur MD220 is a filter designed expressly for HDF therapy that employs Nephros’s proprietary Mid-Dilution Diafiltration technology. Nephros’s OLpur H2H Hemodiafiltration module enables the most common types of dialysis machines to be used for HDF therapy. Nephros believes that, if approved in 2009, its technology would be the first approved on-line HDF therapy available in the U.S.

Nephros’s OLpur MD220 diafilters are currently approved in the European Union and Canada. Net diafilter revenues for the nine months ended September 30, 2008 were $920,000 compared to $755,000 in the corresponding period of 2007, an increase of approximately $165,000 or 22%. The increase is due to increased sales of the OLpur MD190 and MD220 diafilters in Europe.

"Physician interest in the Nephros ESRD products continues to be strong; the 510k submission for FDA approval of Nephros’s products represents an important milestone toward bringing HDF therapy to the U.S.,” said Eric A. Rose, M.D., a member of Nephros’s Board of Directors.

Dual Stage Ultrafilters

Nephros has filed a 510k application for approval to market its Dual Stage Ultrafilters (DSU) to dialysis clinics. “We are seeing a great interest for ultra pure water in dialysis centers for water polishing applications,” said Mr. Elgin.

Nephros is developing improvements to the functionality of its water ultrafiltration products and has applied for water filter performance certifications from NSF International, an independent non-profit product evaluation laboratory. Nephros currently anticipates completion of required NSF testing in early 2009.

In the third quarter, Nephros recorded initial revenues of $9,000 from the sale of DSU water filtration products in the U.S. Nephros expects DSU sales to represent an increasing percentage of Nephros’s revenue mix going forward.

Nephros has launched two new products aimed at preventing the risk of water borne diseases at the point of use. The Nephros Protect! Kit, for showers and sinks, and the Nephros Prevent! Kit, for in-line applications such as ice machines and clinical equipment, provide immediate risk mitigation. There have been multiple reported outbreaks and deaths due to Legionnaire’s disease this year in institutional facilities in the U.S. Legionnaire’s disease is caused by a bacterium known as legionella pneumophila. Legionella can live in water and is often found in the plumbing systems of buildings such as hospitals, nursing and personal care facilities, ambulatory facilities and medical and dental practices. In cases where the levels of these pathogens may not pose much threat to healthy water users, immuno-compromised patients such as cancer, cystic fibrosis, HIV, organ transplant, and burn patients may have a substantial risk of infection. Nephros’s DSU filtration products are an effective solution which can provide immediate safety from water borne pathogens including legionella.

Military Product Development

Nephros has contracted with the Office of Naval Research to develop an advanced water purification system for military field use. Nephros's proprietary dual stage cold sterilization ultrafilter will form the basis of the portable system. Nephros is continuing the development of its dual stage ultra reliable personal water filtration system under support from its U.S. Department of Defense (DoD) appropriation and has completed initial concept development. Initial prototypes are anticipated to be completed in the first half of 2009. With the additional appropriation from the DoD, Nephros will expand the program and plans to conclude development and to conduct limited field testing in 2009. Nephros generated approximately $50,000 of revenue in the third quarter of 2008 and $103,000 of revenue during the nine months ended September 30, 2008 from its U.S. Defense Department project.

Expense Reductions

Management has initiated actions to aggressively reduce operating expenses and preserve its cash resources. Nephros has reduced its R&D staff to reflect the completion of its U.S. clinical trial and submission of the 510k application for the associated products.

"We have taken difficult, but necessary actions, to reduce fixed costs and redirect valuable cash resources to our revenue generating efforts. We appreciate the dedication and past efforts of those employees affected by this transition and thank them for their contributions,” said Mr. Elgin.

Separately, Nephros has signed a lease for a new, less costly location in River Edge, NJ. Nephros has applied, and has been approved, for a grant from New Jersey’s Business Employment Incentive Program (BEIP). The BEIP is an incentive grant from the State of New Jersey’s Business Development Agency to help offset overhead expenses to attract companies to move to New Jersey. As a result of this program, Nephros will receive annual cash grants based on the number of new jobs it moves to New Jersey and all new jobs created by Nephros in the State of New Jersey for a ten year period. Nephros’s relocation is anticipated to be completed by year-end.

The combined benefits of the reduction in headcount and the relocation of Nephros’s offices will significantly reduce Nephros’s fixed expenses going forward.

Outlook for Fourth Quarter and 2009

For the remainder of 2008, Nephros plans to focus its efforts on commercialization activities. Primary goals for Nephros in 2009 include expansion of DSU product sales for institutional infection control and preparation for the anticipated launch of Nephros's OLpur MD 220 Hemodiafilter, OLpur H2H Hemodiafiltration Module, and DSU products for dialysis centers in the U.S.

"For the immediate future, we are taking steps to increase our DSU marketing efforts and sales to hospitals, assisted living facilities, and related domains in the U.S. and abroad," said Mr. Elgin. "To that end, we will seek to expand our distribution network and leverage strategic relationship opportunities to generate greater access to these markets."

“Nephros’s Board of Directors applauds Mr. Elgin’s efforts to reduce costs and maximize value for Nephros shareholders. We believe that the aggressive changes that Nephros’s new CEO has implemented will help position Nephros for long-term success,” said James S. Scibetta, Chairman of Nephros.

About Nephros, Inc.

Nephros, Inc., headquartered in New York, is a medical device company developing and marketing filtration products for therapeutic applications, infection control, and water purification.

The Nephros hemodiafiltration (“HDF”) system is designed to improve the quality of life for the End-Stage Renal Disease (ESRD) patient while addressing the critical financial and clinical needs of the care provider. ESRD is a disease state characterized by the irreversible loss of kidney function. The Nephros HDF system removes a range of harmful substances more effectively, and with greater capacity, than existing ESRD treatment methods, particularly with respect to substances known collectively as "middle molecules." These molecules have been found to contribute to such conditions as dialysis-related amyloidosis, carpal tunnel syndrome, degenerative bone disease and, ultimately, mortality in the ESRD patient. Nephros ESRD products are sold and distributed throughout Europe and are currently being used in over fifty clinics in Europe.

The Nephros Dual Stage Ultrafilter (DSU) is the basis for Nephros’s line of water filtration products. The patented dual stage cold sterilization ultrafilter has the capability to filter out bacteria and, due to its exceptional filtration levels, filter out many viruses, parasites and biotoxins. The DSU is in pilot-use programs at several major U.S. medical centers for infection control and has been selected for further development by the U.S. Marine Corps for purification of drinking water by soldiers in the field.

For more information on Nephros, please visit its website at http://www.nephros.com/.

Forward-Looking Statements

Statements in this news release that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such statements may be preceded by words such as "may," "plans," "expects," "believes," "hopes," "potential" or similar words. For such statements, Nephros claims the protection of the PSLRA.

Forward-looking statements are not guarantees of future performance, are based on assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Nephros's control. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risks that Nephros may not be able: (i) to obtain funding if and when needed or on favorable terms; (ii) to continue as a going concern; (iii) to maintain compliance with the AMEX's continued listing standards; (iv) to demonstrate in pre-clinical or clinical trials the anticipated efficacy, safety or cost savings of products that appeared promising to Nephros in research or clinical trials; (v) to obtain appropriate or necessary governmental approvals to achieve its business plan or effectively market its products; (vi) to have its technologies and products accepted in current or future target markets; or (viii) to secure or enforce adequate legal protection, including patent protection, for its products. More detailed information about Nephros and the risk factors that may affect the realization of forward-looking statements is set forth in Nephros's filings with the SEC, including Nephros's Annual Report on Form 10-KSB filed with the SEC for the fiscal year ended December 31, 2007, and Nephros's Quarterly Report on Form 10-Q for the periods ended September 30, 2008. Investors and security holders are urged to read these documents free of charge on the SEC's website at http://www.sec.gov/. Nephros does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:
Eileen Sukumaran
212 781 5113